Exhibit 99.1

Press Release

Intelligent Bio Solutions Announces Private Placement of up to $15 Million to a Single Existing Institutional Investor Priced At-the-Market Under Nasdaq Rules

$5 Million Upfront at Closing and $5 Million Tranche Warrant Callable by the Company Following FDA 510(k) Clearance of Intelligent Fingerprinting Drug Screening System

NEW YORK, September 01, 2026 – Intelligent Bio Solutions Inc. (“INBS” or the “Company”) (Nasdaq: INBS), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced that it has entered into a securities purchase agreement with a single existing institutional investor to issue, in a private placement priced at-the-market under Nasdaq rules, 2,036,659 shares of common stock (or Series M pre-funded warrants in lieu thereof), Series N-1 warrants to purchase up to an aggregate of 2,036,659 shares of common stock, and Series N-2 warrants to purchase up to an aggregate of 2,036,659 shares of common stock, at a combined purchase price of $2.455 per share of common stock (or Series M pre-funded warrant) and associated Series N-1 warrants and Series N-2 warrants, for expected gross proceeds to INBS of approximately $5.0 million, before deducting placement agent fees and other offering expenses payable by the Company.

The Series N-1 warrants and Series N-2 warrants will have an exercise price of $2.33 per share of common stock. The Series N-1 warrants will be exercisable immediately upon issuance and the Series N-2 warrants will be exercisable upon stockholder approval. The Series N-1 warrants will have a term of five years following the date a registration statement registering all Series N-1 warrant shares is declared effective by the United States Securities and Exchange Commission (the “SEC”). The Series N-2 warrants will have a term of five years following the date a registration statement registering all Series N-2 warrant shares is declared effective by the SEC.

Subject to the satisfaction of certain conditions, the Series N-1 warrants are callable at the Company’s option following the Company’s public announcement, via a widely disseminated press release, that it has received 510(k) clearance from the U.S. Food and Drug Administration permitting the commercial marketing and sale of the Company’s Intelligent Fingerprinting Drug Screening System.

Ladenburg Thalmann & Co. Inc. is acting as the exclusive placement agent for the private placement.

The closing of the private placement is expected to occur on or about September 2, 2026, subject to the satisfaction of customary closing conditions. The Company intends to use the net proceeds from the private placement for working capital and for general corporate purposes.

The offer and sale of the foregoing securities are being made in a transaction not involving a public offering and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. Under an agreement with the investor, the Company agreed to file an initial registration statement with the SEC covering the resale of the shares of common stock to be issued to the investor (including the shares of common stock issuable upon the exercise of the warrants) no later than 15 calendar days following the date of the agreement and to use its best efforts to have the registration statement declared effective as promptly as practical thereafter, and in any event no later than 45 days after the date of such agreement.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (Nasdaq: INBS) is a medical technology company delivering intelligent, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for the recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. The Company’s current customer segments outside the U.S. include construction, manufacturing and engineering, transport and logistics firms, mining, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, statements regarding Intelligent Bio Solutions Inc.’s ability to consummate the proposed transaction described in this press release, to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefits from its partnerships and collaborations, secure regulatory clearance or approvals, and timelines to enter the U.S. market, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, actual results may differ materially from those expressed or implied by such statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” and “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those described in Intelligent Bio Solutions’ public filings with the U.S. Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of the date of this release. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

Investor & Media Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com